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                                                                    Exhibit 10.2


                           THE PRINCETON REVIEW, INC.



                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT




         This Series A Preferred Stock Purchase Agreement (the "Agreement") is entered into as of the 18th day of April 2000, by and among The Princeton Review, Inc., a Delaware corporation (the "Company"), and the persons and entities listed on Exhibit A hereto (hereinafter referred to as the "Purchasers").

         WHEREAS, the Company has undergone a reorganization whereby all the shareholders of the previous entity known as The Princeton Review, Inc. ("Old Review") and all the members of its majority owned subsidiaries contributed all their common stock or membership interests, as the case may be, to the Company in exchange for an agreed upon proportionate number of shares of common stock of the Company (the "Reorganization");

         WHEREAS, the Company desires to enter into this Agreement with the Purchasers to raise additional capital through the sale and issuance of shares of its preferred stock to the Purchasers; and

         WHEREAS, the Purchasers desire to enter into this Agreement to acquire shares of preferred stock of the Company on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement mutually agree as follows:

         1.       Authorization and Sale of Series A Preferred Stock.

                  1.1 Authorization. The Company has authorized the issuance and sale of up to an aggregate of 3,713,540 shares of its Series A Preferred Stock, $.01 par value (the "Series A Shares"), having the rights, preferences, privileges and restrictions set forth in the Company's Restated Articles of Incorporation, as amended, a copy of which is attached hereto as Exhibit B (the "Articles").

                  1.2 Sale. (A) Subject to the terms and conditions of this Agreement, the Purchasers severally, and not jointly or jointly and severally, agree to purchase from the Company and the Company agrees to sell and issue to the Purchasers the number of Series A Shares (collectively, the "Shares") specified opposite such Purchaser's name under the column "Number of Shares" on Exhibit A at the purchase price of $7.2707 per share. The Company shall not be obligated to sell and issue to the Purchasers any Shares pursuant to this Section unless the Company receives at least $20,000,000 in gross proceeds at the Closing (as defined in Section 2.1).


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         2.       Closing, Delivery

                  2.1 Closing. The purchase and sale of the Series A Preferred Stock shall take place at such time and place as the Company and the Purchasers may agree (such closing being called the "Closing" and such date and time being called the "Closing Date").

                  2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates, in such denominations and registered in such name or names as the Purchasers may designate by notice to the Company, representing the Series A Shares to be purchased by the Purchasers from the Company, dated the Closing Date, against payment of the purchase price therefor by wire transfer or by check or checks made payable to the order of the Company in immediately available funds or by such other means as shall be mutually agreeable to the Purchasers and the Company.

         3. Representations and Warranties of the Company. Subject to and except as disclosed by the Company in the Schedule of Exceptions attached hereto as Exhibit C and incorporated herein by reference (the "Schedule of Exceptions"), the Company makes the following representations and warranties to the Purchasers as of the date hereof and as of the Closing Date. As used in this Section 3, the term "Company" shall mean and include the Company itself and its majority owned subsidiaries taken as a whole. The following representations and warranties shall only be modified by Exhibit C to the extent such Exhibit specifically references the representation or warranty to be modified.

                  3.1 Organization and Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified and authorized to do business and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and of its properties (both owned and leased) makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 3.6). The Company has delivered to the Purchasers or their representatives, or given such parties access to, true and correct copies of the (i) Articles of Incorporation and the Bylaws or Operating Agreements, as the case may be, as in effect as of the date hereof and the Closing Date, and (ii) the ledgers and minute books, in each case, of the Company and each of its subsidiaries.

                  3.2 Capitalization. The authorized capital of the Company, immediately prior to the Closing Date, will consist of:

                           (a) Preferred Stock: 5,000,000 shares of Preferred
Stock, $.01 par value, all of which have been designated Series A Preferred Stock, none of which are issued and outstanding.

                           (b) Common Stock: 25,000,000 shares of Class A Voting
Common Stock, $.01 par value ("Class A Common Stock"), of which 14,848,681 shares are issued and outstanding and 10,000,000 shares of Class B Non-Voting Common Stock, $.01 par value, ("Class


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B Common Stock" and together with the Class A Common Stock the "Common Stock"), of which 3,229,223 shares are issued and outstanding.

         All of the outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the Closing Date, the Company will have duly and validly reserved (i) 3,713,540 shares of Series A Preferred Stock for issuance hereunder, (ii) 3,713,540 shares of Class A Common Stock for issuance upon conversion of the Series A Preferred Stock, and (iii) 3,000,000 shares of Class B Common Stock for issuance under the Company's Stock Incentive Plan, pursuant to which 1,077,906 shares of Class B Common Stock are issued and outstanding, options to purchase 1,646,832 shares are outstanding, and 275,262 shares remain available for future grant. Except for the rights described in the preceding sentence as to the Company's Stock Incentive Plan, the conversion rights associated with the Preferred Stock, the rights created under this Agreement, the Investor Rights Agreement attached hereto as Exhibit D and incorporated herein by reference (the "Rights Agreement") and the Shareholder Agreement attached hereto as Exhibit E and incorporated herein by reference (the "Shareholder Agreement"), there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of any shares of its capital stock. Except as provided in the Articles, there are no outstanding options, rights, other securities agreements or other commitments, arrangements or undertakings pursuant to which the Company is or may become obligated to redeem, repurchase or otherwise acquire or retire any shares of capital stock that are presently outstanding or may be issued in the future. Attached as Schedule 3.2 hereto is a complete and accurate list of all the Company's outstanding shares, warrants, convertible or exchangeable securities, and options as of the time immediately after the Closing Date, and such schedule reflects any dilution and exercise of preemptive rights triggered by the transactions contemplated hereby.

         The Series A Preferred Stock has the rights, preferences and privileges provided for in the Articles. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, except as set forth in the Shareholder Agreement, there is no agreement or understanding between any persons and/or entities with respect to any of the Company's capital stock, except as otherwise set forth in any of the Schedule of Exceptions. The shares of Class A Common Stock issuable upon conversion of the Shares will represent, in the aggregate, approximately 15.66% of the outstanding shares of Common Stock at the Closing Date, and the voting power of such issued shares will represent, in the aggregate, approximately 20.00% of the total number of votes able to be cast in any matter by all voting securities of the Company at the Closing Date, treating for purposes of these calculations all securities convertible into, exchangeable and exercisable for shares of Common Stock outstanding on the date hereof, including all shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan, as having been converted, exchanged or exercised, and assuming the closings of the sale of all Shares reserved for issuance hereunder.

                  3.3 Subsidiaries. Except for Old Review, Princeton Review Management, L.L.C., Princeton Review Publishing, L.L.C. (including its wholly owned Subsidiary, Apply Technology, L.L.C.), Princeton Review Products, L.L.C. and Princeton Review Operations, L.L.C. the Company does not currently own, have any investment in, or control, directly or indirectly, any


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other corporation, association, or other business entity. The Company is not, directly or indirectly, a participant in any joint venture or partnership. Each subsidiary is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and of its properties (both owned and leased) makes such qualification necessary. The outstanding shares of capital stock of each such subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by the Company free and clear of any adverse claim, and no options, warrants or other rights to acquire shares of capital stock or other ownership interests in such subsidiary are outstanding. The Company owns one hundred percent (100%) of the outstanding capital stock of Old Review, Princeton Review Management, L.L.C., Princeton Review Products, L.L.C., Princeton Review Operations, L.L.C. and Princeton Review Publishing, L.L.C.

                  3.4 Authorization. All corporate action on the part of the Company and its officers, directors and shareholders necessary (i) for the authorization, execution and delivery of this Agreement, the Shareholder Agreement and the Rights Agreement (collectively, the "Agreements"), (ii) the performance of all the Company's obligations hereunder and thereunder and (iii) the authorization, issuance, reservation, sale and delivery of the Shares and the Class A Common Stock issuable upon conversion thereof (the "Underlying Common Stock") has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Company and constitutes, and the other Agreements, when duly executed and delivered by the Company will constitute, valid and legally binding obligations of the Company enforceable in accordance with their terms.

                  3.5 Validity of the Shares. The sale of the Shares and the subsequent conversion of the Shares into the Underlying Common Stock will not be subject to any preemptive rights, rights of first refusal or other preferential rights that have not been waived and will not result in the anti-dilution provisions of any security becoming applicable, and the Shares when issued, sold and delivered in accordance with the terms of this Agreement and the Underlying Common Stock when issued upon conversion of the Shares in accordance with the Articles will be validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Shares and the Underlying Common Stock may be subject to restrictions on transfer as set forth herein or in the Rights Agreement or in the Shareholder Agreement.

                  3.6      Financial Statements, Changes

                           (a) The Company has delivered to the Purchasers (i)
copies of the Old Review's financial statements as of and for each of the years ended December 31, 1996, 1997, 1998 and 1999, accompanied by the reports thereon, of the Old Review's independent public accountants, and (ii) copies of the pro forma financial statements, as of and for the year ended December 31, 1999, giving pro forma effect to the Reorganization (the "Financial Statements"). The Financial Statements fairly present, in all material respects, the financial position of the Old Review as of the respective dates thereof and the results of operations of the Old Review for the fiscal years then ended and have been prepared (including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") applied in a consistent basis, except as otherwise noted therein. The Company maintains and will continue to maintain a standard


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system of accounting established and administered in accordance with generally accepted accounting principles.

                           (b) Since December 31, 1999, there has not been:

                                    (i) any event, violation or other matter
         that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, properties, financial condition, operating results, prospects or business of the Old Review and its subsidiaries taken as a whole or, since the Reorganization, of the Company and its subsidiaries taken as a whole ("Material Adverse Effect");

                                    (ii) any obligation or liability (whether
         absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Old Review or its subsidiaries or, since the Reorganization, by the Company or its subsidiaries, in excess of $100,000 in the singular or the aggregate, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

                                    (iii) any payment, discharge, satisfaction
         or settlement of any material claim or obligation of the Old Review or, since the Reorganization, of the Company, except in the ordinary course of business and consistent with past practice;

                                    (iv) any declaration, setting aside or
         payment of any dividend or other distribution with respect to any shares of capital stock of the Old Review or, since the Reorganization, of the Company or any direct or indirect redemption, purchase or other acquisition of any such shares;

                                    (v) except for (i) this Agreement, (ii) the
         issuance and sale of securities pursuant to the Reorganization, or
         (iii) any options granted or stock sold pursuant to the Stock Incentive Plan, any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Old Review or, since the Reorganization, of the Company.

                                    (vi) any sale, assignment, pledge,
         encumbrance, transfer or other disposition of any material tangible asset of the Old Review or, since the Reorganization, of the Company (other than sales or licensing of its products to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any Intellectual Property (as defined in Section 3.14(e)), other than licensing of products of the Old Review or, since the Reorganization, of the Company in the ordinary course of business and on a nonexclusive basis;

                                    (vii) any creation of any lien on any
         property of the Old Review or, since the Reorganization, of the Company other than liens arising in the ordinary course of business by operation of law, none of which individually or in the aggregate cause a Material Adverse Effect;


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                                    (viii) any write-down of the value of any
         asset of the Old Review or, since the Reorganization, of the Company or any write-off as uncollectible of any accounts or notes receivable or any portion thereof except in the ordinary course of business and in a magnitude consistent with historical practice;

                                    (ix) any cancellation of any debts or claims
         or any material amendment, termination or waiver of any rights of the Old Review or its subsidiaries or, since the Reorganization, of the Company or its subsidiaries except for those in the ordinary course of business that would not have a Material Adverse Effect.

                                    (x) any expenditure or commitment or
         addition to property, plant or equipment of the Old Review or, since the Reorganization, of the Company except in amounts less than $100,000 in the singular or the aggregate;

                                    (xi) except for stock or options issued
         pursuant to the Stock Incentive Plan, any general increase in the compensation of employees of the Old Review or, since the Reorganization, of the Company (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Old Review or, since the Reorganization, of the Company having an annual salary or remuneration in excess of $100,000;

                                    (xii) any damage, destruction or loss
         (whether or not covered by insurance) affecting any asset or property of the Old Review or, since the Reorganization, of the Company resulting in liability or loss in excess of $100,000;

                                    (xiii) any change in the independent public
         accountants of the Old Review or, since the Reorganization, of the Company or any material change in the accounting methods or accounting practices followed by the Old Review or, since the Reorganization, of the Company or any material change in depreciation or amortization policies or rates;

                                    (xiv) any resignation or termination of
         employment of any officer or key employee of the Old Review or, since the Reorganization, of the Company, and the Company does not know of any impending resignation or termination of employment of any such officer or key employee;

                                    (xv) any receipt of notice that there has
         been a loss of, or material order cancellation by, a major customer, advertiser or sponsor of the Old Review or, since the Reorganization, of the Company;

                                    (xvi) any loans or guarantees made by the
         Old Review or, since the Reorganization, by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than advances made in the ordinary course of business;


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                                    (xvii) any agreement, whether in writing or
         otherwise, to take any of the actions specified in the foregoing items
         (i) through (xvi); or

                                    (xviii) any payment to Adam Robinson in
         settlement of his claims or by judgment against the Company in an amount (i) exceeding $2,000,000, without issuing, at no additional cost to the Purchasers, an additional amount of fully paid and nonassessable shares of Series A Preferred Stock sufficient to provide the Purchasers the number of Shares at the Closing Date as if the $150,000,000 pre-investment valuation of the Company had been reduced dollar-for-dollar by the amount of such payment in excess of $2,000,000, or (ii) exceeding $3,000,000, without the approval of at least seventy-five percent (75%) of holders of the Series A Shares. For purposes of calculating the amount of any payment to Adam Robinson,
         Section 7.2(b) shall govern.

                                    (xix) to the best of the Company's
         knowledge, any other event or condition of any character that may have a Material Adverse Effect.

                  3.7 Material Agreements. The Schedule of Exceptions contains a complete list of all of the following material agreements to which the Company or any of its subsidiaries is a party: (a) all contracts, agreements and instruments that involve a commitment or obligation (contingent or otherwise) by the Company in excess of $100,000; (b) all loan, lease or debt agreements in excess of $100,000; (c) all agreements or letters of intent relating to the acquisition of other businesses in which the fair market value of the business acquired, or to be acquired, exceeds $100,000; (d) relating to the sale or other disposition of any assets, properties or rights (other than in the ordinary course of business); (e) relating to the distribution of the Company's or its subsidiaries' products or services that require the payment of money in excess of $100,000; (f) that restricts the Company's or its subsidiaries' ability to do business in any geographic area or grants to any person exclusive or similar rights in any line of business or in any geographic area; (g) that restricts the Company's ability to solicit employees of another person or restricts another person's ability to solicit the Company's employees; (h) all material licenses of any patent, trade secret or other proprietary right to or from the Company;
(i) all contracts with Random House, Inc. and The McGraw-Hill Companies, Inc. that contributed to 1999 revenues; and (j) all publishing agreements in excess of $100,000 that contributed to 1999 revenues (collectively, the "Material Agreements"). All the Material Agreements are valid and binding obligations of the Company, in full force and effect in all material respects. The Company is not in default and not aware of any default by another party, either pending or threatened, with respect to the Material Agreements. The Company is not a party to and is not bound by any contract, agreement or instrument, including, without limitation, any noncompetition agreements, or subject to any restriction under its Articles of Incorporation or Bylaws, that could reasonably be expected to have a Material Adverse Effect under the Company's present circumstances. The Company is not presently engaged in and has no present intention of engaging in any negotiation or discussion that would, in any transaction or series of transactions, effect (i) the consolidation or merger of the Company into or with any other corporation or corporations, (ii) the sale, conveyance or disposition of all or substantially all of the assets of the Company, (iii) transfer of more than fifty percent (50%) of the voting power of the Company to any entity or entities not controlled by the Company, (iv) any similar form of acquisition or any liquidation, dissolution or winding up of the Company or other transaction that results in the discontinuance of the Company's business.


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                  3.8      Title to Properties and Assets.

                           (a) Except as disclosed on the Schedule of Exceptions
with respect to this Section 3.8, the Company has good and marketable title to, or a valid leasehold interest in, as applicable, all tangible assets reflected on the balance sheet contained in the Financial Statements or acquired after the date thereof, free and clear of all liens except statutory liens for the payment of current taxes that are not yet delinquent and security interests which arise in the ordinary course of business and which do not affect the properties or assets of the Company in any material respect and except as to such imperfections in title as would not have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in material compliance with such leases. The tangible assets owned by the Company are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and all tangible assets leased by the Company are in all material respects in the condition required by the terms of the lease applicable thereto during the terms of such lease and upon the expiration thereof. Such assets, together with the real property and intellectual property assets, constitute all the material properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary to continue to operate the business of the Company in all material respects consistent with current and historical practice and as presently contemplated to be conducted. Except as indicated in the preceding sentence, this Section 3.8(a) does not relate to (i) real property or interests in real property, or (ii) intellectual property of the Company; such items are covered under Section 3.8(b) and Section 3.14, respectively.

                           (b) The Company does not own fee title to any real
property. The Schedule of Exceptions discloses with respect to this Section 3.8(b) a complete list of all real property and interests in real property leased by the Company identifying properties as either single-tenant buildings or multi-tenant buildings. The Company or a subsidiary is the sole lessee thereof and has a good and valid leasehold interest in all real property and interests in real property shown on Schedule 3.8 to be leased by it free and clear of all liens. There exists no material default, or any event which upon notice or the passage of time, or both, would give rise to any material default, in the performance of the Company or, to the knowledge of the Company, by any lessor under any such lease, nor, to the knowledge of the Company, is the landlord of any such lease in default.

                  3.9 Undisclosed Liabilities. The Company does not have and, as a result of the transactions contemplated in this Agreement or in the other Agreements, will not have, any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise and whether due or to become due) which are required under generally accepted accounting principles to be disclosed on the Financial Statements and are not so disclosed or otherwise disclosed in the Schedule of Exceptions with respect to this
Section 3.9, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and which individually do not exceed $100,000. The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonably based upon facts and circumstances known by the Company on the date hereof and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board that are not provided for on the balance sheets contained in the Financial Statements as of the respective dates thereof.


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                  3.10 Obligations to Related Parties. Except as set forth on the Schedule of Exceptions, no officer, director, shareholder or employee of the Company, including any member of their immediate families, is (i) a party to any transaction with the Company (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such officer, director, shareholder, employee or relative, but excluding wages and benefits), or (ii) the direct or indirect owner of an interest in any business or person that is a competitor, supplier or customer of the Company (except for a passive investment in less than five percent (5%) of the common stock of any publicly traded company), nor does any such person receive income from any source other than the Company that relates to the Company's business or should properly accrue to the Company.

                  3.11 Employee Matters, ERISA. The Schedule of Exceptions contains a complete list of all employment agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral, of the Company that provide any employee of the Company compensation or benefits in excess of $5,000, and the Company does not have in effect any consulting agreement, written or oral, that provides any consultant to the Company compensation in excess of $10,000. The Company has no knowledge that any officer of the Company presently intends to terminate his employment. The Company is in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, except where the failure to so comply would not be reasonably expected to result in a Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union contract and, to the Company's knowledge, there are no activities or proceeding of any labor union to organize any employees of the Company. The Company is in material compliance with the terms of all plans, programs and agreements listed on the Schedule of Exceptions with respect to this Section 3.11, and each such plan, program or agreement is in compliance in all material respects with all of the applicable requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"). Each plan intended to qualify under Code Section 401(a) and any related trust intended to qualify for exemption from federal income tax under Code Section 501(a) has received a favorable determination letter from the IRS or is an adoption of a prototype plan in respect of which the IRS has issued a favorable opinion letter, and nothing has occurred since the date of such determination letter that would materially adversely affect such qualification or tax-exempt status. No nonexempt prohibited transaction (as defined in Code Section 4975) exists with respect to any plan listed on the Schedule of Exceptions with respect to this
Section 3.11 which would result in a tax or penalty to be imposed on the Company that would be reasonably expected to have a Material Adverse Effect. No Plan has currently an "accumulated funding deficiency" (as defined in Section 302 of ERISA), and no reportable event (as defined in Section 4043(d) of ERISA) has occurred with respect to any such Plan for which the Pension Benefit Guaranty Corporation notice filing requirements have not been waived. The Company is not now contributing, nor has it ever contributed, to a "defined benefit pension plan" (as defined in ERISA Section 3(35)) nor a "multi employer plan" (as defined in ERISA Section 3(37)). The Company has complied in all material respects with the continued health plan coverage requirements under part 6 of Title I of ERISA. With respect to each plan listed on the Schedule of Exceptions for this Section 3.11, an "employee pension benefit plan" under Section 3(2) of ERISA, all required filings,


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including all filings required to be made with the United States Department of
Labor and Internal Revenue Service, have been timely filed, except where the failure to file would not have a Material Adverse Effect.

                  3.12 Compliance with Other Instruments. The Company is not in violation of any provisions of the Articles of Incorporation or its Bylaws as amended and in effect on and as of the Closing Date, or of any provisions of any judgment, decree or order by which it is bound. The execution and delivery by the Company of the Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms thereof, and the issuance and sale of the Shares and the Underlying Common Stock pursuant thereto, will not breach, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the properties or assets of the Company under, (a) any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, commitment, permit, agreement, understanding, instrument or obligation or other arrangement to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected, (b) any provision of the Articles, Bylaws or other constitutive documents of the Company, (c) any judgment, order, writ, injunction or any decree, or any statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets except, in the case of subsections (a) and (c) as would not result in a Material Adverse Effect.

                  3.13 Litigation. Except as set forth on the Schedule of Exceptions with respect to this Section 3.13, there are no suits, actions, claims, arbitration or other legal, administrative or regulatory proceedings or, to the knowledge of the Company, investigations, whether at law or in equity, or before or by any federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality (a) pending or, to the knowledge of the Company, threatened by or against or affecting the Company or any of its properties or assets or (b) to the knowledge of the Company, pending or threatened by or against any of the officers or employees of the Company that relate to or involve the termination by such person of his employment with any of such person's former employers. To the knowledge of the Company, there is no basis for any such lawsuit, claim, arbitration or other proceeding or investigation which, if commenced, would reasonably be expected to result in a Material Adverse Effect. There is no outstanding judgment, order or decree of any governmental authority or arbitrator applicable to the Company or any of its properties, assets or business. There is no action, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

                  3.14     Intellectual Property.

                           (a) Set forth with respect to this Section 3.14 on
the Schedule of Exceptions is a true and complete list of Intellectual Property (as defined below) owned or filed by, or licensed to, the Company or used in the conduct of the Company's business as presently conducted. With respect to registered trademarks, the Schedule of Exceptions sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. The Company believes, after due inquiry, that it has (having received no notice or threatened notice to the contrary) all rights to Intellectual Property as are used or are necessary in connection with the business of the Company as presently conducted. Except as set forth on the Schedule of Exceptions, the Company owns, or has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all such Intellectual Property as currently used in the business, free and clear of all liens whatsoever. The consummation of the transactions contemplated hereby will not conflict with, alter or impair any such right. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any third-party Intellectual Property, except infringement indemnities agreed to in the ordinary course and included as part of the Company's contracts for the license or sale of its products or services. The Company has not entered into any agreement granting any third-party the right to bring infringement actions or otherwise to enforce rights with respect to the Company's Intellectual Property.

                           (b) Except in the ordinary course of business through
its licensing agreements, the Company has not granted any options, exclusive licenses, assignments or agreements of any kind relating to (i) ownership of rights in Intellectual Property, or (ii) the marketing or distribution of Intellectual Property. The conduct of the business of the Company as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. No claims are pending, or to the knowledge of the Company, threatened, against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and, since its inception, the Company has not received any communications alleging that the Company has violated any rights relating to Intellectual Property of any person. To the best of the Company's knowledge, the material Intellectual Property owned or used in the conduct of the Company's business as presently conducted, is valid and enforceable.

                           (c) Without limiting the foregoing, the Company has
licensed or otherwise possesses the right to use all software, databases and system or user documentation in use on or in connection with any computer owned or leased by the Company or server hosted for the Company ("Internal Use Software") for such Internal Use Software as is used in connection with the business of the Company as presently conducted either (i) by means of lawfully and validly acquired licenses that authorize the use of such Internal Use Software together with all other copies of such software used by the Company, or
(ii) by means of ownership of all Intellectual Property rights in software through development by employees or assignment by third parties.

                           (d) The Company has used all commercially reasonable
efforts to (i) protect and enforce all copyright, trademark and patent rights of the Company except for those copyright, trademark and patent rights that, individually or in the aggregate, are not material to the Company individually or in the aggregate, (ii) protect through nondisclosure agreements and otherwise all trade secrets and confidential information of the Company, and
(iii) otherwise to secure and protect for Company's benefit all Intellectual Property of the Company. The Company uses reasonable efforts, consistent with industry practices of comparable companies, to identify any use of its Intellectual Property by third parties that has infringed or infringes the Intellectual Property of the Company, and the Schedule of Exceptions discloses with respect to this Section 3.14 all material instances known to the Company of any such infringing uses, all steps that the Company has taken or is taking to end such infringement, and how any such instances of infringement have been resolved.

                           (e) "Intellectual Property" means rights in (i) any
patent, copyright (including without limitation works of authorship in any media including computer programs, software (including both source code and object code form), databases and related items), trademark, service marks, trade dress, trade name, licenses, franchises or domain name (regardless of whether such rights have been registered), (ii) registrations and applications for registration of any of the rights listed in clause (i) of this definition, (iii) trade secrets, confidential information, know-how, goodwill and any other intangible assets of the Company, and (iv) other similar intellectual property rights of any kind, in each case which is material to the Company and its subsidiaries taken as a whole.

                  3.15     Proprietary Information.

                           (a) To the best of the Company's knowledge, it has
done nothing to compromise the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data required to conduct its business as now conducted or as proposed to be conducted. The Company has taken in the past and will take in the future reasonable security measures to protect the secrecy, confidentiality and value of all of its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.

                           (b) All employees and independent contractors of the
Company involved in the design, review, evaluation or development of products or Intellectual Property have executed or are subject to nondisclosure and assignment of inventions agreements sufficient to protect the confidentiality of the Company's trade secrets and other confidential information and to vest in the Company exclusive ownership of such Intellectual Property. The Company, after reasonable investigation, is not aware that any of its employees, officers or independent contractors is in violation thereof of any item that would have a materially adverse effect on the Company, and the Company will use its best efforts to prevent any such violation.

                  3.16     Year 2000.

                           (a) All software programs or applications (in both
source and object code form) currently being manufactured, published or marketed by the Company or currently under development for possible future manufacturing, publication, marketing or other use by the Company are "Year 2000 Compliant" which shall mean that they (i) correctly accomplish date data century recognition and calculations that accommodate same century and multi-century formulas and date values, including leap years, and (ii) shall not end abnormally or provide invalid or incorrect results of date data, specifically including date data that represents or references different centuries or more than one century; provided, however, that the Company makes no representation regarding the functionality of its products when combined with third-party software, hardware or peripheral items in the event that such third-party software, hardware or peripheral items are not Year 2000 Compliant.

                           (b) For purposes of this Section, "Internal MIS
Systems" means any computer software and systems (including hardware, firmware, operating system software, utilities, and applications software) used in the ordinary course of business by or on behalf of the Company, including the Company's payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources. and email systems. All the Internal MIS Systems and, to the knowledge of the Company, its facilities are Year 2000 Compliant.

                  3.17     Taxes.

                           (a) Except as set forth on Schedule 3.17, The Company
and Old Review and its subsidiaries (which for purposes of this Section 3.17 includes any limited liability company interests) prepared and timely filed all Returns required to be filed by it and has paid all Taxes required to be paid by it (whether or not shown to be due on such Returns). All such Returns were complete and correct in all material respects. All amounts required to be collected or withheld by the Company and Old Review and its subsidiaries have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, and the Company and Old Review have made complete and adequate reserves on the Financial Statements for the payment of Taxes that are payable during the current fiscal period or attributable to a Pre-Closing Tax Period for which Tax returns are not yet required to be filed. The Company and Old Review have made complete and adequate reserves for deferred tax liabilities in its Financial Statements. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims ongoing or pending, or to the knowledge of the Company threatened, against the Company, Old Review or any of its subsidiaries in respect of Taxes or any matters under discussion between the Company, Old Review or any of its subsidiaries and any governmental authority relating to Taxes or governmental charges asserted by any such authority. Neither the Company nor Old Review nor any of its subsidiaries has any obligation to reimburse the former shareholders of Old Review for Taxes imposed on them on account of Old Review taxable income and gain for the year ended December 31, 1999 and prior years; the obligation of Old Review to reimburse its former shareholders for Taxes imposed on account of Old Review taxable income and gain for the first quarter of 2000 will not exceed $200,000 (it being understood that the Company and Old Review shall not be required to reimburse the former shareholders for Taxes imposed on them in connection with the distribution of Student Advantage stock to them).

                           (b) The disclosure made on the Schedule of Exceptions
with respect to this Section 3.17 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company, Old Review or any of its subsidiaries currently files an income, franchise, sales or use Return. No Tax authority in a jurisdiction where the Company, Old Review or any of its subsidiaries does not file Tax Returns has made a claim, assertion or, to the Company's or Old Review's knowledge, threat that the Company, Old Review or any of its subsidiaries is or may be subject to Tax in such jurisdiction. No waivers or extensions of statutes of limitations with respect to Taxes have been given or requested with respect to the Company, Old Review or any of its subsidiaries. There are no Tax rulings, requests for rulings, or closing agreements involving the Company, Old Review or any of its subsidiaries that could affect the liability for Taxes of the Company for any period (or portion of a period) after the Closing Date. No excess loss account (as described in Treas. Reg. 1.1502-19) exists with respect to any of the Company's or Old Review subsidiaries. Neither the Company nor Old Review has any deferred gain (i) arising from intercompany transactions (as described in Treas. Reg. 1. 1502-13) or (ii) with respect to stock or obligations of the Company or Old Review which could affect the liability for Taxes of the Company for any period (or portion of any period) after December 31, 1999. The Company, Old Review or any of its subsidiaries has not agreed to, nor is required to, make any material adjustment under Section 481 (a) of the Code by reason of a change in accounting method or otherwise. There are no Tax liens on any assets of the Company, Old Review or any of its subsidiaries, except for Taxes not yet due and payable. The Company or Old Review has not been a member of a consolidated, combined or unitary group for federal or state income tax purposes. The Company, Old Review or any of its subsidiaries is not and has not been a party to any Tax sharing agreement. The Company or Old Review has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to collapsible corporations. Complete copies of all income Tax Returns filed by the Company, Old Review or any of its subsidiaries for taxable periods commencing on or after January 1, 1995, have been provided to, or made available to, the Purchasers.

                           (c) Old Review and any entities merged into Old
Review have made valid elections under Section 1362 of the Code to be treated as S Corporations and have made similar elections under all state and local laws that permit such elections and each of the entities merged into Old Review had never terminated or revoked their S election prior to such merger and Old Review has never terminated or revoked its election prior to April 1, 2000.

                           (d) As used in this Agreement:

                                    (i) The term "Tax" (including, with
         correlative meanings, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications, services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1. 1502-6 or analogous state, local. or foreign law provision, or otherwise.

                                    (ii) The term "Return" includes all returns
         and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                    (iii) The term "Pre-Closing Tax Period"
         means all taxable periods (or portions thereof) ending on or before the Closing Date. For these purposes, any taxable year beginning before the Closing Date and ending after the Closing Date will be deemed to end on the Closing Date by a closing of the Company's and Old Review's books as of the Closing Date.

                  3.18 Insurance Coverage. The Schedule of Exceptions contains an accurate summary of the insurance policies currently maintained by the Company. Except as described on the Schedule of Exceptions, there are currently no claims pending by the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. All insurance policies are in the name of the Company, outstanding and in full force and effect and all premiums due with respect to such policies are currently paid. Such insurance policies are customary for companies engaged in the type of business engaged by the Company. The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. Except as set forth with respect to this
Section 3.18 on the Schedule of Exceptions, to the knowledge of the Company, there are no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage. The Company carries, or is covered by, insurance with companies that are financially sound and reputable in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company.

                  3.19 Registration Rights. Except as provided in the Rights Agreement or the Shareholder Agreement, the Company is not under any obligation to register (as defined in the Rights Agreement) any of its presently outstanding securities or any of its securities that may hereafter be issued.

                  3.20 Voting Agreements. Except as set forth in the Shareholder Agreement, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board of Directors and, to the best of the Company's knowledge, there is no voting agreement or other arrangement among its shareholders with respect to the election of any individual or individuals to the Board of Directors or for any other purpose.

                  3.21 Consents. No consent, approval, order, license, permit or authorization of, or notification, registration, declaration or filing with, any governmental authority or any other person is required to be obtained or made by or with respect to the Company or any of its affiliates in connection with the execution, delivery and performance by the Company of any of the Agreements, the issuance and sale of the Shares and the Underlying Common Stock, or the consummation of the transactions contemplated thereby.

                  3.22 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

                  3.23     Environmental Matters.

                           (a) The Company has duly complied with, and, to the
best of the knowledge of the Company, all the real estate leased by it either currently or in the past (hereinafter referred to collectively as the "Premises") are in compliance in all material respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                           (b) The Company has been issued, and will maintain,
all federal, state and local permits, licenses, certificates and approvals known to the Company to be required for the operation by the Company of its business and the ownership of its assets relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters.

                           (c) The Company has not received notice of any, nor
does the Company know of any facts that might constitute material violations of, any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, that relate to the use, ownership or occupancy of any of the Premises, and the Company is not in violation of any covenants, conditions, easements, rights-of-way or restrictions affecting any of the Premises or any rights appurtenant thereto.

                           (d) Except in accordance with a valid governmental
permit, license, certificate or approval, or as permitted by law, the Company has not caused any emission, spill, release or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any of the Premises, of any toxic or hazardous substances or wastes at or from any of the Premises that would have a Material Adverse Effect.

                           (e) The Company has not received any complaint,
order, directive (other than directives applicable to the general public), claim, citation or notice by any governmental authority or any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Premises, (iii) noise emissions, (iv) solid or liquid waste disposal,
(v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting the Company, any of the Premises or any improvements located thereon, or the businesses thereon conducted that would have a Material Adverse Effect.

                  3.24 Finders' Fees. Except for the fees paid to Galileo Professional Services, LLC, in an amount not to exceed $900,000.00 (Nine Hundred Thousand Dollars), in connection with the transactions contemplated by this Agreement, the Company (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and will have no liability to any such person in connection with the transactions contemplated hereby, and (ii) hereby agrees to indemnify and to hold the Purchasers harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees or representatives is responsible.

                  3.25 Compliance with Applicable Laws. The Company and its properties, assets, operations and business has been and are in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority and any filing requirements relating thereto. The Company has obtained and has in effect all material permits, licenses and other authorizations that are required with respect to the operation of its business and the ownership of its assets (excluding Intellectual Property to the extent addressed in Section 3.14). The Company is in full compliance in all material respects with all terms and conditions of such permits, licenses and authorizations, no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any thereof, and the Company does not know of any basis for any such proceeding, and the consummation of the transactions contemplated in this Agreement will not result in the nonrenewal, revocation or termination of any such license or permit.

                  3.26 Disclosure. The statements by the Company contained in this Agreement and the exhibits and schedules attached hereto and in all certificates and schedules furnished or to be furnished by or on behalf of the Company to the Purchasers or any of their representatives as a condition to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to a state a material fact necessary, in light of the circumstances under which they were or will be made, in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

                  3.27 Foreign Corrupt Practices Act. The Company and, to the knowledge of the Company after due inquiry, its employees are in compliance in all material respects with the U.S. Foreign Corrupt Practices Act, as amended, including without limitation the books and records provisions thereof.

                  3.28 Investment Company. Neither the Company nor any person controlling the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  3.29 Small Business Matters. The Company, together with its "affiliates" (as the term is defined in Title 13, Code of Federal Regulations, 121.103), have provided the SBIC Purchaser with financial statements sufficient to enable the SBIC Purchaser to determine that the Company, together with its affiliates, is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended ("SBIA"), and the regulations thereunder, including Title 13, Code of Federal Regulations, 121.301(c). The Company does not presently engage in, nor shall hereafter engage in, any activities, nor shall the Company use the proceeds provided by the transaction contemplated hereby directly or indirectly for any purpose, for which an SBIC is prohibited from providing funds by 13 CFR 107.720.

                  3.30 Conversion of Phantom Stock Plan and Stock Appreciation Rights Plan. The conversion of the Old Review Phantom Stock Plan and the Old Review Stock Appreciation

Rights Plan (together, the "Plans") shall result in a compensation deduction to the Company for Federal income tax purposes and, further, the Company's withholding obligation for purposes of Federal income and other taxes otherwise imposed upon amounts received by participants in the Plans pursuant to the Conversion shall in no event exceed $5,000,000.

                  3.31 Obligations of Management. Each officer of the Company is currently devoting his or her full business time to the conduct of the business of the Company. The Company is not aware of an officer or key employee of the Company planning to work less than full time at the Company in the future. No officer or director of the Company is an officer, director or affiliate of any entity that competes with the Company.

         40 Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company as to itself as follows.

                  4.1 Power and Authority. It has the requisite power and authority to enter into this Agreement, to purchase the Shares subject to all of the terms of the Articles hereunder, and to carry out and perform its obligations under the terms of this Agreement.

                  4.2 Due Execution. This Agreement has been duly authorized, executed and delivered by it, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of it.

                  4.3      Investment Representations.

                           (a) This Agreement is made with the Purchasers in
reliance upon each Purchaser's representation to the Company, which by its acceptance hereof the Purchasers hereby confirm, that the Shares to be received by each Purchaser will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that each Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same.

                           (b) Each Purchaser represents that it is an
"accredited investor" as that term is defined in Section 501(a) of the Rules promulgated under the 1933 Act, is experienced in evaluating companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. Each Purchaser further represents that it has had access, during the course of the transactions and prior to its purchase of Shares, to all such information as it deemed necessary or appropriate (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) and that it has had, during the course of the transactions and prior to its purchase of Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

                           (c) Each Purchaser understands that the Shares and
the Underlying Common Stock may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares (or the Underlying Common Stock) or an available exemption from registration under the 1933 Act, the Shares (and the Underlying Common Stock) must be held indefinitely.

                           (d) Each Purchaser understands that each certificate
representing the Shares and the Underlying Common Stock will be endorsed with a legend substantially as follows:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933), AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. COPIES OF THE STOCK PURCHASE AGREEMENT, SHAREHOLDER AGREEMENT, INVESTOR RIGHTS AGREEMENT AND BYLAWS, AS AMENDED, PROVIDING FOR RESTRICTIONS ON TRANSFER OF THESE SECURITIES MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.


                  4.4 No Public Market. Each Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Shares (or the Underlying Common Stock).

                  4.5 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal, or foreign governmental authority on the part of the Purchasers because of any special characteristic of such Purchasers is required in connection with the valid execution and delivery of this Agreement or the Rights Agreement by the Purchasers, and the consummation by the Purchasers of the transactions contemplated hereby and thereby; provided, however, that the Purchasers make no representations as to compliance with applicable state securities laws.

                  4.6 Finders' Fees. Each Purchaser (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold the Company and the other Purchasers harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which any such Purchaser or any of its employees or representatives are responsible.

         5.0 Conditions to the Purchasers' Obligations. The obligations of each Purchaser to purchase the Shares at the Closing Date are subject to the fulfillment on or before the Closing Date of each of the following conditions.

                  5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true on and as of the Closing Date with the same force and effect as if they had been made on and as of such date.

                  5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

                  5.3 Qualifications; Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or other person that are required prior to and in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, or the execution, delivery and compliance with the Agreements, shall have been duly obtained and shall be effective on and as of the Closing Date.

                  5.4 Articles. The Company shall have duly filed with the Secretary of State of the State of Delaware the Articles, which shall be in full force and effect at the Closing Date and shall not have been further amended in any respect.

                  5.5 Legal Investment. At the time of the Closing Date, the purchase of the Shares by the Purchasers hereunder shall be legally permitted by all laws and regulations to which they or the Company are subject.

                  5.6 Opinion of the Company's Counsel. The Purchasers shall have received from counsel to the Company an opinion letter substantially in the form attached hereto as Exhibit F, addressed to them, dated the date of the Closing Date.

                  5.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing Date hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  5.8 Investor Rights Agreement. The Company shall have executed and delivered a Rights Agreement substantially in the form attached hereto as Exhibit D.

                  5.9 Shareholder Agreement. Certain founding shareholders, senior management of the Company and the Purchasers shall have entered into a Shareholder Agreement substantially in the form attached hereto as Exhibit E.

                  5.10 Compliance Certificate. There shall have been delivered to the Purchasers a certificate, dated as of the Closing Date, signed by the Company's President certifying that the conditions specified in Sections 5.1, 5.2, 5.3, 5.4, 5.9, 5.15, 5.16, 5.17, 5.18, 5.19 and 5.20 have been fulfilled.

                  5.11 Secretary's Certificate. There shall have been delivered to the Purchasers a certificate, dated as of the Closing Date, signed by the Company's Secretary or an Assistant Secretary and in form and substance satisfactory to the Purchasers, that shall certify (i) the names of its officers authorized to sign this Agreement, the certificates for purchased Shares and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with true signatures of such officers; (ii) that the copy of the Articles attached thereto is true, correct and complete; (iii) that the copy of the Bylaws attached thereto is true, correct and complete; (iv) that the copy of Board of Directors' resolutions attached thereto evidencing the approval of this Agreement, the issuance of the purchased Shares and the other matters contemplated hereby was duly adopted and is in full force and effect; and (v) that the copy of shareholders' resolutions evidencing approval of the amendment and restatement of the Articles were duly adopted and are in full force and effect.

                  5.12 Certificate of Good Standing. There shall have been delivered to the Purchasers a Certificate of Good Standing for the Company from the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

                  5.13 Injunctions, etc. No injunction or order of any governmental authority shall be in effect as of the Closing Date, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any governmental authority as of the Closing Date, that would restrain or prohibit the issuance and sale of the Shares or the consummation of any of the other transactions contemplated by the Agreements or invalidate or suspend any provision of the Agreements or the Articles.

                  5.14 Employment Agreements. The Company shall have entered into an employment agreement with Andrew Lutz, Bob Hoffman, Stephen Melvin, Mark Chernis, Bruce Task, Steven Hodas, Linda Nessim, Evan Schnittman and Richard Michalak.

                  5.15 Reorganization Complete. All of the transactions contemplated by the Reorganization shall have been completed on terms reasonably satisfactory to the Purchasers on or before the Closing Date.

                  5.16 Student Advantage. The Old Review shall have distributed, as contemplated by the Reorganization, up to fifty percent (50%) of its direct or indirect holdings in Student Advantage while it was treated as an S Corporation under the Code.

                  5.17 Conversion of Phantom Stock Plan and Stock Appreciation Rights Plan. On or before the Closing Date, the Company shall take all necessary actions to terminate the Plans, in both instances in accordance with the terms of the applicable Plan, and the Company and Old Review have and will have taken all necessary actions to obtain from each participant in the Plans a waiver of all existing rights held by them under such Plans, in exchange for the conversion of such rights into the right to receive cash and/or shares of common stock of the Company and the right to purchase additional shares of common stock of the Company pursuant to the Company's Stock Incentive Plan.

                  5.18 Small Business Matters. The Purchasers shall have received from the Company a SBIC Representation Letter substantially in the form attached hereto as Exhibit G.

                  5.19 Right of First Offer Letter. The Company shall have executed and delivered a side letter agreement among the Company, Random House TPR, Inc., SG Capital Partners L.L.C. and Olympus, in substantially the form attached hereto as Exhibit H.

                  5.20 Election of SG Capital Partners, L.L.C. Board Designee. The Board designee of SG Capital Partners, L.L.C. shall be elected to the Board of Directors of the Company on or before the Closing Date.

                  5.21 Expenses. The Company shall reimburse all reasonable costs and out-of-pocket expenses of the Purchasers up to a maximum of $220,000, as more fully provided in Section 8.12 herein, on or before the Closing Date.

         60 Conditions to the Company's Obligations. The obligations of the Company to issue and sell the Shares at the Closing Date are subject to the fulfillment on or before the Closing Date of each of the following conditions.

                  6.1 Representations and Warranties. The representations and warranties made by the Purchasers in Section 4 shall be true on and as of the Closing Date with the same force and effect as if they had been made on and as of such date.

                  6.2 Performance. The Purchasers shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them on or before the Closing Date.

                  6.3 Qualifications, Consents. All authorizations, approvals or permits, if any, to be obtained from any governmental authority or regulatory body of the United States or of any state or other person that are required prior to and in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, or the execution, delivery and compliance with the Agreements, shall have been duly obtained and shall be effective on and as of the Closing Date.

                  6.4 Legal Investment. At the time of the Closing Date, the purchase of the Shares by the Purchasers hereunder shall be legally permitted by all laws and regulations to which they or the Company are subject.

                  6.5 Certificate. The Secretary of State of the State of Delaware shall have accepted the Articles for filing, and they shall be in full force and effect at the Closing Date.

                  6.6 Investor Rights Agreement. The Purchasers shall execute and deliver a Rights Agreement in substantially the form attached hereto as Exhibit D.

7.0      Survival; Indemnification.

                  7.1 Survival. The representations and warranties contained in
Section 3 hereof shall survive the Closing Date and shall continue in full force and effect for a period of two (2) years from the date of this Agreement, except that the representations and warranties contained in Section 3.17 shall survive until thirty (30) days after the end of the applicable statute of limitations (taking into account any extensions or waivers thereof) and the representations and warranties contained in Section 3.5 shall survive indefinitely. At the end of such survival periods the indemnification obligations of the Company in
Section 7.2 with respect thereto shall expire, except to the extent notice of a claim pursuant to Section 7.2 has been provided prior to such expiration. Any claims with respect to the foregoing sentence pursuant to this Section 7 must be asserted in writing with reasonable particularity by the party making such claims.

                  7.2      Indemnification by the Company.

                           (a) The Company will defend and indemnify each of the
Purchasers and their officers, directors, managers, members, partners, stockholders, attorneys, representatives, agents, and employees (each, an "Indemnified Party") against, and hold each Indemnified Party harmless from, all losses (including any diminution in value of the Shares of Underlying Common Stock or other securities of the Company hereafter acquired by the Purchasers under this Agreement or the Agreements), demands, actions, causes of action, assessments, damages, liabilities, costs or expenses, including without limitation, interest, penalties, fines, fees, deficiencies, claims of damage, reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof (collectively, the "Losses") arising out of or based on any breach of any warranty, representation or covenant set forth in this Agreement or the Agreements, other than any Losses resulting from any breach of any warranty or representation of the Purchasers set forth in Section 4 above or any action on the part of such Indemnified Party that is finally determined in such proceeding to be primarily and directly a result of such party's gross negligence or willful misconduct. Notwithstanding the foregoing, no Losses hereunder shall be entitled to indemnification hereunder unless the total of all such Losses exceed $270,000 (the "Basket"), in which case all such Losses up to $27,000,000, including the first $270,000, shall be entitled to indemnification hereunder, provided that any Losses with respect to breaches of Section 3.2 and 3.17 shall not be subject to such Basket, in which case all such Losses up to $27,000,000, shall be entitled to indemnification hereunder. The Purchasers agree to reimburse the Company for any payments made by the Company to the Purchasers pursuant to this paragraph for Losses that are finally determined in such proceeding to result primarily and directly from the breach of any warranty of representation of the Purchasers set forth in Section 4 above or the gross negligence or willful misconduct of the Purchasers.


                           (b) In the event the Company pays an amount exceeding
$2,000,000 to Adam Robinson in settlement of his claims or by judgment against the Company, the Company shall issue to the Purchasers, at no cost to the Purchasers, an additional amount of fully paid and nonassessable shares of Series A Preferred Stock sufficient to provide the Purchasers the number of Shares they would have received at the Closing Date had the $150,000,000 pre-investment valuation of the Company been reduced dollar-for-dollar by the amount of such payment in excess of $2,000,000. For purposes of determining the amount of any payment to Adam Robinson the following shall be excluded: (i) the amount of any royalty obligation acknowledged by the Company as of the Closing Date and (ii) any warrant granted with a strike price per share equal to or greater than the fair market value per share of the Common Stock underlying the warrant at the time of grant. The fair market value per share of the Common Stock underlying the warrant shall be determined by mutual agreement of the Company and seventy-five percent (75%) of holders of the Series A Shares. In the event the Company and such percentage of holders of the Series A Shares fail to agree to a fair market value, the fair market value per share of the Common Stock underlying the warrant shall be determined as follows:

                                    (i) if the Common Stock is not then traded
         on a national securities exchange, the average of the closing prices quoted on the National Association of Securities Dealers, Inc. Automated Quotation National Market System, if applicable, or the average of the last bid and asked prices of the Common Stock quoted in the over-the-counter-market for the twenty (20) trading days (or such other reasonable number of days consistent with the methodology agreed to in the warrant) immediately preceding the time of grant or, if such date is not a business day on which shares are traded, the next immediately preceding trading day; or

                                    (ii) if the Common Stock is then traded on a
         national securities exchange, the average of the high and low prices of the Common Stock listed on the principal national securities exchange on which the Common Stock is so traded for the twenty (20) trading days (or such other reasonable number of days consistent with the methodology agreed to in the warrant) immediately preceding the time of grant or, if such date is not a business day on which shares are traded, the next immediately preceding trading day; or

                                    (iii) if the Common Stock is not then
         publicly traded, as evidenced by a written opinion from an independent investment banking firm of nationally recognized standing mutually agreeable to the Company and seventy-five percent (75%) of holders of the Series A Shares..

                           (c) Nothing contained in this Section 7 shall limit
in any manner any remedy at law or in equity to which an Indemnified Party shall be entitled against the Company as a result of fraud or intentional misrepresentation by the Company or any of its representatives or agents. In addition to all other indemnities in this Agreement, in the event of any breach of the representation and warranty set forth in the last sentence of Section 3.2 herein, the Company shall issue to the Purchasers, at no cost to the Purchasers, an additional amount of fully paid and nonassessable shares of Series A Preferred Stock such that, if such issuance were made at the Closing Date, such representation and warranty would be true and accurate in all respects when made.

                           (d) Any indemnification payment made by the Company
to a Purchaser pursuant to this Section 7.2, including the issuance of any additional Shares, shall be treated for federal, state, local and foreign tax purposes as an adjustment to the price paid by such Purchaser for the Shares.

                  If an indemnification payment is not treated as an adjustment to the purchase price of the Shares, the Company agrees to increase the indemnification payment to account for any Tax Cost (including the Tax Cost related to such increase) realized by the ultimate corporate or individual owner of the Purchasers (looking through all non-taxable entities for federal income tax purposes, including partnerships and LLCs). "Tax Cost" to a Purchaser is the amount by which the tax liability of Purchaser (or affiliated group in which a Purchaser is a member) is increased (including any decrease in an amount refunded).

                  7.3 Notification by Indemnified Party. In the event of a claim by a third party for which a party hereto is entitled to indemnification, the Indemnified Party shall give written notice to the Company promptly after such Indemnified Party has knowledge of any claim, action, proceeding or investigation as to which indemnity may be sought. The Company shall be entitled to assume the defense of any such claim, action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such claim, action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party. However, if the Company declines or fails to assume the defense of any such claim, action, proceeding or investigation and the Indemnified Party then employs counsel to assume defense thereof, the Company shall pay all reasonable fees and expenses of such counsel employed by the Indemnified Party. The Company shall be liable only for settlement of any claim against an Indemnified Party made with the Company's written consent, not to be unreasonably withheld.

         8.0      Miscellaneous.

                  8.1 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  8.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York.

                  8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.4 Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits, or proceedings arising out of or relating to this agreement and the transactions contemplated hereby. Each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  8.5 Waiver of Jury Trial. The parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

                  8.6 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  8.7 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, by registered or certified mail. postage prepaid, or sent by confirmed telecopy, addressed (a) if to the Company, at:

         The Princeton Review, Inc.
         2315 Broadway
         New York, NY 10024
         Attention: President

         With a copy to:

         Patterson, Belknap, Webb & Tyler LLP
         1133 Avenue of the Americas
         New York, NY 10036
         Attention: John P. Schmitt

or at such other address as the Company shall have furnished to the Purchaser in writing, and (b) if to a Purchaser, at such Purchaser's address as is set forth on Exhibit A, or at such other address as such Purchaser shall have furnished to the Company in writing.

                  8.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  8.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or any Purchaser or any subsequent holder of any Shares upon any breach, default or noncompliance of any Purchaser, any subsequent holder of any Shares or the Company under this Agreement or under the Articles, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Purchasers of any breach, default or noncompliance under this Agreement or under the Articles or any waiver on the Company's or the Purchasers' part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement or the Articles, by law, or otherwise afforded to the Company and the Purchasers, shall be cumulative and not alternative.

                  8.10     Information Confidential.

                           (a) Each Purchaser acknowledges that this Agreement
and all attachments hereto are confidential and for such Purchaser's use only, and it will refrain from using such information or reproducing, disclosing or disseminating such information to any other person (other than its employees, affiliates, agents or partners having a need to know the contents of such information and its attorneys), except in connection with the enforcement of rights under this Agreement, unless the Company has made such information available to the public generally or it is required by a governmental body to disclose such information.

                           (b) The Company shall not issue any press release or
make any disclosure or public announcement relating primarily to the subject matter of this Agreement or any other Investment Agreement without the prior written approval of the Purchasers.

                  8.11 Amendments and Waivers. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Purchasers (or their transferees) holding at least a seventy-five percent (75%) of the outstanding Shares, voting together as a single group (treated as if converted at the conversion rate then in effect and including, for such purposes, shares of Underlying Common Stock into which any Shares shall have been converted); provided, however, that no such amendment or waiver shall reduce the aforesaid percentage of Shares and Underlying Common Stock, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all of such Shares and Underlying Common Stock. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon each Purchaser and each transferee of the Shares and Underlying Common Stock. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Purchasers (or their transferees) who have not previously consented thereto in writing.

                  8.12     Expenses and Certain Taxes.

                           (a) The Company agrees to reimburse all reasonable
costs and out-of-pocket expenses of the Purchasers, such costs to include due diligence investigation, travel and attorneys' fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and other related documentation up to a maximum of $220,000.

                           (b) The Company shall pay and indemnify and hold
harmless the Purchasers from and against any sales, transfer, documentary, stamp or other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.


THE COMPANY:                            THE PRINCETON REVIEW, INC.

                                        By: /s/ John Katzman
                                            Name:  John S. Katzman
                                            Title:  President and Chief
                                            Executive Officer

PURCHASERS:                             SGC PARTNERS II, LLC
                                        By: SG MERCHANT BANKING FUND L.P.,
                                            its managing member

                                        By: SG CAPITAL PARTNERS L.L.C.,
                                            its general partner

                                            By: /s/ Frank Pottow
                                                 Name:  Frank Pottow
                                                 Title: Managing Director

PURCHASERS:                             OLYMPUS GROWTH FUND III, L.P.
                                        By:  OGP III, LLC, its general partner

                                             By: /s/ Louis J. Mischianti
                                                Name: Louis J. Mischianti
                                                Title: Member


                                             OLYMPUS EXECUTIVE FUND, L.P.
                                        By:  OEF, L.P., its general partner
                                        By:  LJM, L.L.C., a general partner

                                             By: By: /s/ Louis J. Mischianti
                                                  Name: Louis J. Mischianti
                                                  Title: Member

PURCHASERS:

                                        ________________________________________
                                        (Printed or Typed Name)


                                        By:_____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                    EXHIBIT A

                                   PURCHASERS

                                                  NUMBER OF SERIES A       PRICE
       NAME                    ADDRESS                  SHARES           PER SHARE   TOTAL COMMITMENT
       ----                    -------           ------------------       -----      ----------------
SG CAPITAL           1221 AVENUE OF THE AMERICAS      2,475,693           7.2707      $18,000,021.10
PARTNERS L.L.C.      NEW YORK, NY 10020

OLYMPUS GROWTH       METRO CENTER                     1,225,469           7.2707      $8,910,017.46
FUND III, L.P.       ONE STATION PLACE
                     STAMFORD, CT 06902

OLYMPUS EXECUTIVE    METRO CENTER                        12,378           7.2707      $89,996.72
FUND, L.P.           ONE STATION PLACE
                     STAMFORD, CT 06902

                                                                            Page

EXHIBITS:
A        PURCHASERS
B        RESTATED ARTICLES OF INCORPORATION
C        SCHEDULE OF EXCEPTIONS
                  Schedule 3.2                Capitalization
                  Schedule 3.3                Subsidiaries
                  Schedule 3.6(b)             Financial Statements, Changes
                  Schedule 3.7                Material Agreements
                  Schedule 3.8                Title to Properties and Assets
                  Schedule 3.9                Undisclosed Liabilities
                  Schedule 3.10               Obligations to Related Parties
                  Schedule 3.11               Employee Matters, ERISA
                  Schedule 3.13               Litigation
                  Schedule 3.14               Intellectual Property
                  Schedule 3.17               Taxes
                  Schedule 3.18               Insurance Coverage
                  Schedule 3.19               Registration Rights
D        INVESTOR RIGHTS AGREEMENT
E        SHAREHOLDER AGREEMENT
F        FORM OF OPINION OF COUNSEL FOR THE COMPANY
G        FORM OF SBIC REPRESENTATION LETTER
H        FORM OF RIGHT OF FIRST OFFER LETTER

                                      A-ii